Exhibit No.    Description

       99.1 Press release dated March 4, 2005 titled "John Wiley and Sons, Inc. Reports Operating Income Growth of 15% and Revenue Growth of 7% in the Third Quarter" (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended). ITEM 9: REGULATION FD DISCLOSURE The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of
               Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On March 4, 2005, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for the third quarter of fiscal year 2005. A copy of the Company press release is attached hereto as Exhibit
               99.1 and incorporated.

Ellis E. Cousens
Executive Vice President, Chief Financial & Operations Officer
(201) 748-6534


                         John Wiley & Sons, Inc. Reports
                       Operating Income Growth of 15% and
                    Revenue Growth of 7% in the Third Quarter


Hoboken, N.J., March 4, 2005--John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that third quarter revenue increased 7%, or 5% excluding foreign currency gains, to $258.4 million from $242.4 million in the prior year. Operating income advanced 15% to $50.4 million from $43.9 million in the prior year. Earnings per diluted share for the third quarter increased 18% to $0.53 from $0.45 excluding a net tax benefit reported in last year's third quarter. Excluding the aforementioned tax benefit and foreign currency gains the increase was 13%.

For the first nine months of fiscal year 2005, Wiley's revenue of $732.4 million advanced 6%, or 4% excluding the effect of foreign currency gains. Operating income for the nine-month period of $121.3 million increased 7% from $113.9 million in the prior year. Earnings per diluted share for the first nine months increased 6% from $1.20 to $1.27 excluding the net tax benefit reported in last year's third quarter. Excluding the aforementioned tax benefit and foreign currency gains the increase was 3%.

"Wiley's third quarter results were driven primarily by the solid performance of our Professional/Trade business and strong year-on-year growth in our international companies. The continued strength of our global Scientific, Technical and Medical business also contributed to the growth. The only disappointment in the quarter was the performance of our Higher Education business, which was below expectations due to challenging market conditions," said William J. Pesce, President & Chief Executive Officer.

Mr. Pesce concluded, "Based on year-to-date results, leading indicators and market conditions, we anticipate full-year growth in revenue and earnings per diluted share of 4-6% in fiscal year 2005. Excluding estimated expenses associated with Sarbanes-Oxley compliance of $0.03 per diluted share, estimated full-year growth would be 6-8%."

During the third quarter of this fiscal year, the Company acquired 444,300 Class A common shares under an authorized stock buyback program at an average price of $33.22 per share. On February 4th, Wiley repurchased one million shares of its Class A common shares from several entities associated with the Bass group of Fort Worth, Texas at a price of $32.45 per share.

In January, FORTUNE magazine named Wiley one of the 100 Best Companies to Work For. Wiley was the only publishing company selected and one of two companies in New Jersey that made the list. As part of its evaluation of Wiley's culture and practices, FORTUNE randomly surveyed 350 of our colleagues. In a press release announcing Wiley's selection, Mr. Pesce stated, "We are honored that Wiley has been selected by FORTUNE magazine as one of the 100 Best Companies to Work For. Wiley is a very special place -- a closely knit global community in which talent, integrity, and commitment are valued as critical to our success."

Segment Highlights

Professional/Trade (P/T)
------------------------
U.S. P/T revenue of $92 million for the third quarter advanced 9% from the prior year, led by strong sales of consumer For Dummies books, the professional culinary program, Webster's New World Dictionary and improved sales of high-end technology titles. Revenue generated through brand licensing, the sale of rights and online advertising, combined with improved sales returns, also contributed to the strong performance in the quarter. Year-to-date revenue of $257 million was up 4% over the prior year. Direct contribution to profit increased by 32% in the quarter and 9% for the nine months. Gross margin improvement, lower provisions as a result of improved inventory management, lower author royalty advance provisions and prudent expense management contributed to the increase in direct contribution to profit.

Five P/T titles were featured on major bestseller lists including, J.K. Lasser Tax Guide 2005 (including the #1 spot on the New York Times How-To Paperback Bestsellers list); Winget/Shut Up, Stop Whining and Get a Life; Lencioni/Five Dysfunctions of a Team; Scott/Mentored by a Millionaire; and Harkins/Everybody Wins.

Other titles that are performing well include Harroch and Krieger/Poker For Dummies, Tyson/Taxes 2005 For Dummies and Rathbone/Windows XP For Dummies. Marks/Olive Trees received a merit award from the New York Bookbinder's Guild.

In January, a redesigned Frommers.com site was launched that includes several new features, improved search functionality and standard ad sizes to accommodate advertiser demand. These improvements were well received, as evidenced by record highs in monthly traffic and book sales.

At the end of the quarter, the Company launched Wiley CPA e-Prep, a self-study tool for students preparing for the new computerized CPA exam, created by prominent financial and accounting educator and Wiley author, Ray Whittington, in partnership with Acadient, a developer of online educational technology. This comprehensive product includes audio lectures and slides. Students can use this tool to identify their own strengths and weaknesses and customize practice exams accordingly.

The Global Executive Leadership Inventory published during the quarter under Wiley's Pfeiffer imprint. This online 360 degree leadership assessment instrument, created by the internationally renowned business scholar Manfred Kets de Vries, is designed for coaches, human resources practitioners and training professionals. The product, which also provides scoring software for non-online users, was well received in the market.

Scientific, Technical, and Medical (STM)
----------------------------------------
U.S. STM revenue of $43 million grew over prior year by 2% for the quarter and 7% for the nine-month period. The STM book program continues to perform well, maintaining the momentum that began in the fourth quarter of last year. Journal performance, especially new society publications and non-subscription revenue, such as off-prints, backfiles and advertising sales, also contributed to the year-on-year growth. Direct contribution to profit decreased by 5% in the quarter, but was up 2% for the nine months. STM's gross margin was unfavorably affected by the increase in society journals and product mix. Operating expenses increased at a greater rate than revenue, reflecting the effect of investments in Wiley InterScience, society journals and the book program. Globally, STM revenue increased approximately 8% for the third quarter and 10% for the nine months, reflecting the combined effect of robust journal and book sales.

Visits to Wiley InterScience exceeded 10 million in the third quarter, representing 9% growth over the previous quarter. Customers continue to take advantage of Wiley InterScience's wide range of access options, as reflected in the positive trend in usage. Google continued to be a key driver of traffic.

Late in the quarter, the National Institutes of Health (NIH) announced its policy with regard to public access to journal articles that report on NIH-funded research. The policy requests, but does not require, authors to deposit into PubMedCentral, which is part of the NIH's National Library of Medicine, manuscripts of articles reporting on NIH-funded research that have been peer reviewed and accepted for publication. NIH will release these manuscripts within twelve months or less after publication in the journal. Authors will determine the timing of the release. We are pleased that the NIH listened and responded to the concerns of publishers and the research community. Wiley will continue to work closely with our society partners and journal editors to provide excellent service to our authors and readers. We look forward to working with the NIH and others to monitor the execution and impact of the new policy and to contribute positively to its development.

Wiley believes that the research community and society-at-large are best served by the widest possible dissemination of published health and medical information. During the past several years, the Company has made significant investments in Wiley InterScience and new services, such as Pay-Per-View, Article Select and the digitization of backfiles to achieve this goal. We are also enhancing the discoverability of our content through a number of other initiatives, including CrossRef Search (in conjunction with Google), Google Scholar and Google Print.

In addition, the Company has been working closely with organizations, including the American Cancer Society, American Diabetes Association, American Heart Association, CrossRef and twenty other publishers to develop patientINFORM

(http://www.patientinform.org), a free online service that will disseminate original medical research directly to patients and their caregivers. This important initiative was announced in December and will be launched in the spring. In the past few years, Wiley and other publishers have participated in the Health InterNetwork Access to Research Initiative (HINARI), sponsored by the World Health Organization, and in Access to Global Online Research in Agriculture (AGORA), sponsored by the Food and Agriculture Organization. These two projects bring open or low-cost access to leading STM journals to end-users in developing nations. As a result of all of these efforts, more content is accessible to more people in more ways than ever before in the long history of scientific, technical and medical publishing.

In January, the American Society of Cytopathology adopted the Wiley InterScience journal, Cancer Cytopathology, as its official journal, thereby bringing 1,500 members to the bimonthly journal's subscription rolls. Wiley also signed a multi-year agreement with the Orthopaedic Research Society to publish the Journal of Orthopaedic Research, beginning with the January 2006 issue.

A new, customer-driven pricing model for Wiley InterScience Online Books launched in January, delivering flexible and convenient sales options to customers. Customers are now able to license nearly all new STM book titles, not only as one-time purchases, but also by annual subscriptions, as they have been able to do for over a year for our online major reference works. Enhanced functionality has also been added to the service. With the addition of 400 more titles, Online Books now offers nearly 1,200 titles.

Higher Education
----------------
U.S. Higher Education revenue of $45 million decreased by 3% during the third quarter, bringing year-to-date revenue of $131 million to within 1% of prior year. The disappointing results reflect the combined effect of increased price resistance among students and continued softness in engineering and computer science, partially offset by improved sales returns. Direct contribution to profit decreased from prior year for the quarter and nine months, reflecting the top-line results and investments in new products, services and business models.

Worldwide adoptions of Wiley's innovative online product, eGrade Plus, have been encouraging. Currently available with 32 major frontlist textbooks through several pricing options, eGrade Plus provides the student with a print and/or online textbook, as well as online study guides and self-testing products, which provide immediate feedback to help the student succeed in the course. Professors who adopt eGrade-Plus can customize the course content to fit their specific curriculum.

During the quarter, Higher Education signed an important multi-year publishing agreement with the National Geographic Society (NGS), one of the world's foremost research and educational societies. Wiley will create textbooks and digital learning tools that will incorporate maps, photographs, graphics, illustrations and videos from the NGS' vast library to help college students "see the world with new eyes."

Other alliances formed during the quarter include agreements with OuterNet Publishing to co-develop lab manuals for introductory biology textbooks; Tata, a software development company in India, for licensing and selling business simulations; and Aplia, to sell a Wiley textbook that published during the quarter, Besanko/Microeconomics 2e, along with its software product.

Europe
------
Third quarter revenue for Wiley's European segment of $66 million was up 13% over prior year, or 7% excluding foreign currency effects. For the first nine months of the year, Wiley Europe's revenue of $194 million was up 14%, or 8% excluding foreign currency effects. Direct contribution to profit increased by 13% in the quarter and 15% for the nine months.

Continuing the positive trend of the first half of the fiscal year, journal and book revenue were up. Indigenous STM books and imported U.S. P/T and Wiley-VCH titles performed particularly well, especially in the Middle East and Africa.

Sales of The Cochrane Collection, which is now available through Wiley InterScience, were strong throughout Europe, with Sweden signing and Norway renewing national site licenses. The Cochrane Collection is a unique source of information on the effects of health care intervention. Published on a quarterly basis, The Cochrane Collection consists of a regularly updated collection of evidence-based medicine databases.

Wiley Europe has continued to grow through an effective combination of organic growth and small acquisitions. During the third quarter, three acquisitions were completed: the reference portfolio of the Nature Publishing Group (flagship print and online products such as Encyclopedia of Life Sciences, Encyclopedia of the Human Genome and Encyclopedia of Cognitive Science); the book list of Professional Engineering Publishing, the publishing arm of the Institute of Mechanical Engineers (electronic and electrical engineering titles that are particularly strong in automotive and aerospace engineering and fuel cells); and four journals from Henry Stewart Publications (Journal of Consumer Behaviour, International Journal of Nonprofit and Voluntary Sector Marketing, Briefings in Real Estate Finance and Journal of Public Affairs). These acquisitions leverage the Company's competencies and infrastructure, increase the proportion of revenue delivered electronically and strengthen its leadership position in targeted segments.

Wiley Europe signed an agreement with the Securities Institute to publish a series of introductory finance books. This collaboration provides Wiley with preferential access to potential authors and readers among the Institute's 17,000 members. In turn, Wiley will provide its global marketing expertise to help the Institute expand its membership in Asia and North America.

All visitors to the 2005 London Book Fair in March will receive a copy of the London Book Fair Tips For Dummies. This promotional piece is being supported and distributed by the event's organizer, Reed Exhibitions, and will reinforce the For Dummies brand with an influential audience.

Asia, Australia and Canada
--------------------------
Wiley's revenue in Asia, Australia and Canada was up 14% during the third quarter, or 10% excluding foreign currency effects. For the nine-month period, revenue increased 8%, or 4% excluding foreign exchange effects. Direct contribution to profit growth reflects the top-line performance.

In Asia, all Wiley product groups contributed to the growth across practically all of its markets. The strongest growth was in the global STM book program, which benefited from a strong frontlist. Sales in India, the Philippines, Thailand, Malaysia, Indonesia and Hong Kong were particularly strong. Higher Education and P/T performed well in the quarter in most of Wiley Asia's markets. Sales of Chinese language For Dummies titles, produced locally in partnership with China Machine Press, have been impressive with every title reprinting at least once.

In November, a Wiley delegation visited China to meet with government officials, representatives from the U.S. Embassy, major customers and partners and university faculty and administration to raise the Company's profile and strengthen key relationships. The trip was very encouraging and a number of initiatives are being pursued.

Third quarter results in Australia were up year-on-year with the School and Higher Education businesses exhibiting strength. Wiley Australia launched studyon.com during the quarter. A new approach to the senior school study aid market, studyon.com features a website for each study area that enables students to access course summaries, create their own study notes and instantly link to online revision and testing. The Company also signed an agreement with ICAA (Institute of Chartered Accountants in Australia) to publish its accounting and auditing handbooks, annual publications that will not only serve student requirements at the university level, but also professionals.

Wiley Canada's performance during the third quarter benefited from a strong local publishing program in both P/T and Higher Education. Sixteen new titles published during the quarter, including Vanderhaeghe/The Body Sense Natural Diet, which hit #1 on independent bestseller lists in the Healthy and Diet categories.


Conference Call
Wiley will hold a conference call Friday, March 4, at 10:30 a.m. (ET) to discuss its financial results for the third quarter of fiscal year 2005. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (888) 695-0612

International callers may participate by dialing: (719) 457-2663

A replay of the call will be available from 1:30 p.m. (ET) on Friday, March 4 through midnight (ET) on Thursday, March 10 by dialing (888) 203-1112 or (719) 457-0820 and entering Passcode 5245914.


A      live      audio       Webbcast       will      be      accessible      at
http://www.wiley.com/go/communications.   A  replay  of  the  Webcast   will  be
accessible for 14 days afterwards.

"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995

This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii)subscriber renewal rates for the Company's journals; (iii)the financial stability and liquidity of journal subscription agents; (iv)the consolidation of book wholesalers and retail accounts; (v)the market position and financial stability of key online retailers; (vi)the seasonal nature of the Company's educational business and the impact of the used book market;
(vii)worldwide economic and political conditions; (viii)the Company's ability to protect its copyrights and other intellectual property worldwide and (ix)other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Founded in 1807, John Wiley & Sons, Inc., provides must-have content and services to customers worldwide. Its core businesses include scientific, technical, and medical journals, encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing, and distribution centers in the United States, Canada, Europe, Asia, and Australia. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at http://www.wiley.com.

                             JOHN WILEY & SONS, INC.
                              SUMMARY OF OPERATIONS
                   FOR THE THIRD QUARTER AND NINE MONTHS ENDED
                            JANUARY 31, 2005 AND 2004
                    (in thousands, except per share amounts)

                                                                  Third Quarter Ended                      Nine Months Ended
                                                                      January 31,                             January 31,
                                                         ------------------------------------   ------------------------------------
                                                             2005          2004      % Change      2005          2004      % Change
                                                         ------------  ------------  --------   ------------  ------------  --------
Revenue                                                 $  258,428       242,357          7%       732,417      690,897          6%

Costs and Expenses
     Cost of Sales                                          85,708        81,979          5%       246,184      232,270          6%
     Operating and Administrative Expenses                 119,630       114,011          5%       357,232      337,350          6%
     Amortization of Intangibles                             2,665         2,517          6%         7,675        7,382          4%
                                                         ------------  ------------             ------------  ------------
     Total Costs and Expenses                              208,003       198,507          5%       611,091      577,002          6%
                                                         ------------  ------------             ------------  ------------
Operating Income                                            50,425        43,850         15%       121,326      113,895          7%
     Operating Margin                                        19.5%         18.1%                     16.6%        16.5%

Interest Expense and Other, Net                              1,974         1,220                     4,721        3,092
                                                         ------------  ------------             ------------  ------------
Income Before Taxes                                         48,451        42,630         14%       116,605      110,803          5%

Provision for Income Taxes (A)                              15,660        11,286                    37,471       32,011
                                                         ------------  ------------             ------------  ------------
Net Income                                               $  32,791        31,344          5%        79,134       78,792          0%
                                                         ============  ============             ============  ============


Income Per Share
     Diluted                                             $    0.53          0.50          6%          1.27         1.25          2%
     Basic                                               $    0.54          0.51                      1.30         1.27



Reconciliation of Non-GAAP Pro Forma Financial Disclosure
---------------------------------------------------------
Net Income as Reported                                   $  32,791        31,344                    79,134       78,792
Tax Benefit (A)                                                  -        (3,019)                        -       (3,019)
                                                         ------------  ------------             ------------  ------------
     Pro Forma Net Income                                $  32,791        28,325         16%        79,134       75,773          4%
                                                         ============  ============             ============  ============

Income Per Share-Diluted as Reported                     $    0.53          0.50                      1.27         1.25
Tax Benefit (A)                                                  -         (0.05)                        -        (0.05)
     Pro Forma Income Per Share -Diluted                 $    0.53          0.45         18%          1.27         1.20          6%
                                                         ============  ============             ============  ============

Average Shares
     Diluted                                                62,064        63,086                    62,539       63,069
     Basic                                                  60,513        61,823                    60,998       61,800


(A) The third quarter of fiscal year 2004 includes a net tax benefit of $3.0 million or $0.05 per diluted share related to the resolution of certain state and federal tax matters and an adjustment to accrued foreign taxes.



Note: Management believes the above non-GAAP financial measures, which exclude the tax benefit, provide a meaningful comparison of the Company's year-over-year results. These measures improve investors' ability to understand the Company's performance and future expectations. As required by the SEC, the Company provides the above reconciliation.


                             JOHN WILEY & SONS, INC.
                                 SEGMENT RESULTS
                   FOR THE THIRD QUARTER AND NINE MONTHS ENDED
                            JANUARY 31, 2005 AND 2004
                    (in thousands, except per share amounts)

                                                                Third Quarter Ended                      Nine Months Ended
                                                                    January 31,                             January 31,
                                                         -----------------------------------     -----------------------------------
                                                            2005         2004       % Change        2005         2004       % Change
                                                         ----------   ----------   ---------     ----------   ----------   ---------
Revenue
-----------------------------------------
US Segment
    Professional/Trade                                 $   91,848        84,607         9%        256,845      247,282          4%
    Scientific, Technical and Medical                      43,233        42,484         2%        136,135      126,885          7%
    Higher Education                                       45,194        46,822        -3%        131,344      132,264         -1%
                                                         ----------   ----------                 ----------   ----------
Total US                                                  180,275       173,913         4%        524,324      506,431          4%
European Segment                                           66,444        58,865        13%        193,692      169,466         14%
Asia, Australia & Canada Segment                           36,926        32,276        14%         87,324       80,749          8%
Intersegment Sales Eliminations                           (25,217)      (22,697)       11%        (72,923)     (65,749)        11%
                                                         ----------   ----------                 ----------   ----------
Total Revenue                                          $  258,428       242,357         7%        732,417      690,897          6%
                                                         ==========   ==========                 ==========   ==========


Direct Contribution to Profit
-----------------------------------------
US Segment
     Professional/Trade                                $   30,938        23,372        32%         72,644       66,942          9%
     Scientific, Technical and Medical                     18,635        19,633        -5%         62,301       60,852          2%
     Higher Education                                      15,220        17,835       -15%         43,663       46,454         -6%
                                                         ----------   ----------                 ----------   ----------
Total US                                                   64,793        60,840         6%        178,608      174,248          3%
European Segment                                           20,339        18,078        13%         60,847       52,730         15%
Asia, Australia & Canada Segment                           12,251        10,420        18%         21,255       20,043          6%
                                                         ----------   ----------                 ----------   ----------
Total Direct Contribution to Profit                        97,383        89,338         9%        260,710      247,021          6%


Shared Services and Administrative Costs
-----------------------------------------
     Distribution                                         (11,550)      (11,882)       -3%        (35,308)     (34,734)         2%
     Information Technology & Development                 (12,777)      (12,259)        4%        (38,009)     (36,488)         4%
     Finance                                               (9,119)       (6,480)       41%        (24,359)     (20,720)        18%
     Other Administration                                 (13,512)      (14,867)       -9%        (41,708)     (41,184)         1%
                                                         ----------   ----------                 ----------   ----------
Total Shared Services and Admin. Costs                    (46,958)      (45,488)        3%       (139,384)    (133,126)         5%

Operating Income                                       $   50,425        43,850        15%        121,326      113,895          7%
                                                         ==========   ==========                 ==========   ==========

                             JOHN WILEY & SONS, INC.
                   CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (in thousands)
                                                                                                 January 31,
                                                                                        -----------------------------      April 30,
                                                                                           2005               2004           2004
                                                                                        -----------       -----------    -----------
Current Assets
     Cash & cash equivalents                                                     $         139,841            93,051         82,027
     Accounts receivable                                                                   166,588           151,618        127,224
     Inventories                                                                            78,133            81,288         83,789
     Deferred income tax benefit                                                            15,630            27,257         18,113
     Other current assets                                                                   13,597             9,753         12,853
                                                                                        -----------       -----------    -----------
     Total Current Assets                                                                  413,789           362,967        324,006
Product Development Assets                                                                  59,755            60,115         60,755
Property, Equipment and Technology                                                         115,083           119,313        117,305
Intangible Assets                                                                          285,337           280,714        276,440
Goodwill                                                                                   195,034           195,705        194,893
Deferred income tax benefit                                                                 16,672            31,349         18,976
Other Assets                                                                                22,679            22,259         22,207
                                                                                        -----------       -----------    -----------
     Total Assets                                                                        1,108,349         1,072,422      1,014,582
                                                                                        ===========       ===========    ===========

Current Liabilities
     Accounts and royalties payable                                                         91,996           100,397         68,338
     Deferred subscription revenues                                                        143,510           135,970        127,224
     Accrued income taxes                                                                   42,329            42,799         19,338
     Deferred income taxes                                                                   5,784                 -          5,721
     Other accrued liabilities                                                              75,048            71,698         85,744
                                                                                        -----------       -----------    -----------
     Total Current Liabilities                                                             358,667           350,864        306,365
Long-Term Debt                                                                             200,000           200,000        200,000
Accrued Pension Liability                                                                   53,919            51,444         48,505
Other Long-Term Liabilities                                                                 32,940            30,631         31,757
Deferred Income Taxes                                                                        9,006            12,489         12,891
Shareholders' Equity                                                                       453,817           426,994        415,064
                                                                                        -----------       -----------    -----------
     Total Liabilities & Shareholders' Equity                                    $       1,108,349         1,072,422      1,014,582
                                                                                        ===========       ===========    ===========

                       CONDENSED STATEMENTS OF CASH FLOWS
                                                                                             Nine Months Ended
                                                                                                January 31,
                                                                                        -----------------------------
                                                                                            2005             2004
                                                                                        -----------       -----------
Operating Activities
       Net income                                                                $         79,134           78,792
       Amortization of intangibles                                                          7,675            7,382
       Amortization of composition costs                                                   25,590           23,386
       Depreciation of property and equipment                                              23,084           21,072
       Non-cash charges and other                                                          43,520           45,552
       Change in deferred subscription revenue                                             14,722           12,742
       Net change in operating assets and liabilities                                      (4,890)         (14,941)
                                                                                        -----------       -----------
       Cash Provided By Operating Activities                                              188,835          173,985

Investing Activities
       Additions to product development assets                                            (45,285)         (41,366)
       Additions to property, equipment and technology                                    (17,948)         (20,852)
       Acquisition of publishing assets, net of cash acquired                             (13,697)          (3,066)
                                                                                        -----------       -----------
       Cash Used for Investing Activities                                                 (76,930)         (65,284)

Financing Activities
       Repayment of long-term debt                                                              -          (35,000)
       Purchase of treasury shares                                                        (45,416)          (7,013)
       Cash dividends                                                                     (13,688)         (12,126)
       Proceeds from exercise of stock options                                              3,923            4,012
                                                                                        -----------       -----------
       Cash Used for Financing Activities                                                 (55,181)         (50,127)

Effects of Exchange Rate Changes on Cash                                                    1,090            1,236
                                                                                        -----------       -----------

Increase (Decrease) in Cash and Cash Equivalents for Period                      $         57,814           59,810
                                                                                        ===========       ===========